Exhibit 107
CALCULATION OF FILING FEE TABLE
Form S-8
Camden National Corporation

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common stock, no par value	Rule 457(c) and Rule 457(h)	560,000	$41.13	$23,032,800	$153.10 per $1,000,000	$3,526.32
Total Offering Amounts					$23,032,800		$3,526.32
Total Fee Offsets							—
Net Fees Due							$3,526.32

(1)    This Registration Statement relates to 560,000 shares of common stock, no par value (“Common Stock”), of Camden National Corporation (the “Company”) that may be issued under the Camden National Corporation 2022 Equity and Incentive Plan, as amended (the “Plan”), plus such indeterminate number of additional shares of Common Stock as may be required pursuant to the Plan in the event of a stock dividend, stock split, recapitalization or other similar event.
(2)    This estimate is made pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of determining the amount of the registration fee. The registration fee is based upon the average of the high and low sales prices for a share of the Company’s Common Stock on May 20, 2025, as reported on the Nasdaq Global Select Market.